EXHIBIT 23.01




               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-23914) of Swank, Inc. of our report dated February 29, 2000 except for Note N for which the dates are March 7, 2000, March 16, 2000 and March 17, 2000 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 29, 2000, except for Note N of the consolidated financial statements for which the dates are March 7, 2000, March 16, 2000 and March 17, 2000 relating to the financial statement schedule, which appears in this Form 10-K.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 29, 2000